UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd, Suite #1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement

On February 28, 2017, Lilis Energy, Inc. (the “Company”) entered into a Securities Subscription Agreement (the “Subscription Agreement”) with certain institutional and accredited investors in connection with a private placement (the “Offering”) of units of the Company, consisting of one share of common stock and a warrant to purchase 0.50 shares of common stock (each, a “Unit”), at a price per unit of $3.85, with approximately $20 million in signed commitments. Each warrant has an exercise price of $4.50 and may be subject to redemption by the Company, upon prior written notice, if the price of the Company’s common stock closes at or above $6.30 for twenty trading days during a consecutive thirty trading day period. The closing of the Offering is subject to the satisfaction of customary closing conditions.

Lilis expects to use the net proceeds from the Offering to support its 2017 Delaware Basin development program, Delaware Basin lease acquisition program, and for general corporate purposes including working capital.

The securities to be sold in the Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, in conjunction with the closing of the Offering, the Company has also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby the Company agreed to use its reasonable best efforts to register, on behalf of the investors, the shares of common stock underlying the Units and the shares of common stock underlying the warrants no later than April 1, 2017.

Johnson Rice & Company and T.R. Winston & Company, LLC served as placement agents in connection with the Offering, and KES 7 Capital Inc. acted as advisor to the Company.

The foregoing description of the terms of the Subscription Agreement, the Warrants and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the terms of the Subscription Agreement, the Warrants and the Registration Rights Agreement, the forms of which are attached as Exhibits 10.1, 4.1 and 10.2 hereto, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

On February 28, 2017, the Company entered into the Subscription Agreement to sell approximately 5.2 million Units, consisting of approximately 5.2 million shares of common stock and warrants to purchase an additional approximately 2.6 million shares of common stock (as described in Item 1.01 above), to certain institutional and accredited investors for an aggregate purchase price of $20 million. These securities were issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The investors represented their intentions to acquire the securities for investment only and not with a view toward distribution. The holders were given adequate information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertising. The Company issued the stock certificates and warrants with the appropriate restrictive legend affixed thereto.

Item 7.01	Regulation FD Disclosure.

On March 1, 2017, the Company issued a press release announcing the Offering, a copy of which is furnished as Exhibit 99.1 hereto. The press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of Securities Subscription Agreement

10.2	Form of Registration Rights Agreement

99.1	Press Release of Lilis Energy, Inc. dated March 1, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of Securities Subscription Agreement

10.2	Form of Registration Rights Agreement

99.1	Press Release of Lilis Energy, Inc. dated March 1, 2017